Exhibit 10.1

M/I Homes, Inc.
Form of Award Formulas and Performance Goals
For Executive Officers
Effective January 1, 2008

Set forth below are the award formulas and performance goals for the 2008 fiscal year (the "2008 Fiscal Year") that will be measured to determine the amount of the ______________'s cash bonus for the 2008 Fiscal Year. The ________________’s maximum cash bonus award for the 2008 Fiscal Year is ___% of his 2008 base salary (the “2008 Maximum Cash Bonus Award”).  The amount of the cash bonus earned by the __________________ with respect to the 2008 Fiscal Year will be based (1) in accordance with the terms of the M/I Homes, Inc. 2004 Executive Officer Compensation Plan (the "2004 Executive Officer Compensation Plan"), (A) 50% on the Company’s net income prior to impairments, write-offs and deferred tax asset valuation allowance (“Adjusted Net Income”) in 2008 and (B) 30% on the Company’s homebuyer satisfaction ratings in 2008, and (2) 20% on the Company's performance in 2008 with respect to certain performance criteria, which may include financial condition, liquidity, land position, expense control and reduction, and/or progress on strategic initiatives as determined by the Compensation Committee of the Board of Directors of the Company (the "Committee"), in each case in accordance with the following award formulas and performance goals:

1.	80% of the 2008 Maximum Cash Bonus Award Based on Performance Goals Under the 2004 Executive Officer Compensation Plan

Adjusted Net Income:

If the Company’s 2008 Adjusted Net Income is at least 85.7% of the Company’s 2008 budgeted net income level (the “2008 Budgeted Net Income”), the _______________ will receive 5% of this portion of the bonus award (which represents 2.5% of the 2008 Maximum Cash Bonus Award).  This percentage amount (i.e., the 5%) will increase to (A) 16.9% of this portion of the bonus award if the 2008 Adjusted Net Income is at least equal to the 2008 Budgeted Net Income and (B) 100% of this portion of the bonus award if the 2008 Adjusted Net Income exceeds the 2008 Budgeted Net Income by at least 100%.  These percentage amounts will increase proportionately between these levels.

Homebuyer Satisfaction Ratings:

This goal is based (A) one-half (i.e., 15% of the 2008 Maximum Cash Bonus Award) on  the Company’s homebuyers survey score in 2008 to the Question “Would you recommend M/I Homes to a friend or relative” on the 30 day post-closing homebuyer satisfaction survey and (B) one-half (i.e., 15% of the 2008 Maximum Cash Bonus Award) on the Company’s homebuyers survey score in 2008 to the Question “Would you recommend M/I Homes to a friend or relative” on the six-month post-closing homebuyer satisfaction survey, in each case as follows:

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If the Company’s homebuyers survey score in 2008 to the Question “Would you recommend M/I Homes to a friend or relative” on the 30 day post-closing homebuyer satisfaction survey is at least 84%, the _______________ will receive 10% of this portion of the bonus award (which represents 1.5% of the 2008 Maximum Cash Bonus Award).  This percentage amount (i.e., the 10%) will increase proportionately up to 100% at a score in 2008 of 93% on this same question.

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If the Company’s homebuyers survey score in 2008 to the Question “Would you recommend M/I Homes to a friend or relative” on the six-month post-closing homebuyer satisfaction survey is at least 81%, the _______________ will receive 10% of this portion of the bonus award (which represents 1.5% of the 2008 Maximum Cash Bonus Award).  This percentage amount (i.e., the 10%) will increase proportionately up to 100% at a score in 2008 of 90% on this same question.

2.	20% of the 2008 Maximum Cash Bonus Award based on Other Criteria

The Company's performance in 2008 with respect to certain performance criteria, which may include financial condition, liquidity, land position, expense control and reduction, and/or progress on strategic initiatives as determined by the Committee.

Payment

The _________________must be employed by the Company on the date the 2008 cash bonuses are paid by the Company to be eligible to receive the bonus provided hereunder (if any).  No amounts provided hereunder (if any) are considered due or payable if such employment relationship with the Company is terminated prior to the date the 2008 cash bonuses are paid by the Company.

ACKNOWLEDGED:

Name	Date